Farmer Mac Unveils New Headquarters, Embracing Innovative Workspace Design
WASHINGTON, D.C., August 8, 2024 — The Federal Agricultural Mortgage Corporation (Farmer Mac; NYSE: AGM and AGM.A), the nation’s secondary market provider that increases the accessibility of financing for American agriculture and rural infrastructure, today announced the relocation of its headquarters to 2100 Pennsylvania Ave NW, Washington, D.C. The new office space embodies the company’s commitment to a strong workplace culture and sustainability.
The new headquarters was designed to foster a collaborative and flexible work environment that prioritizes employee well-being and environmental sustainability. “Our new headquarters is a testament to Farmer Mac’s dedication to creating a workspace that supports collaboration and a strong culture,” said President and Chief Executive Officer Bradford T. Nordholm.
“Our new office offers an attractive, airy environment that promotes employee well-being and prioritizes natural materials and sustainable design principles” added Nordholm. “When selecting a building, we wanted one that prioritizes energy efficiency, tenant health, and clean operations. These principles were top of mind as we designed and constructed our office space, and we have applications for LEED and WELL certifications pending.”
Farmer Mac’s innovative "Presence with Purpose" hybrid work model, which balances the flexibility of remote work with the culture-building benefits of in-person collaboration, is also central to the new office design. “The office offers an adaptable, collaborative, and inclusive space that enhances productivity while supporting Farmer Mac employees,” said Nordholm. “The mix of workstations, communal areas, private phone rooms, and a quiet zone ensures employees have the utmost flexibility to be productive while strengthening and participating in our vibrant culture—a key contributor to Farmer Mac’s ongoing success.”
Nordholm concluded, "Our new office is more than just a workplace; it is a space where our employees can thrive, collaborate, and innovate. As we continue to navigate the tides of change, Farmer Mac remains dedicated to fostering a culture that supports our employees’ professional and personal growth—wherever and however they perform their exceptional work in pursuit of our mission."
About Farmer Mac
Farmer Mac is driven by its mission to increase the accessibility of financing for American agriculture and rural infrastructure. As a secondary market for our nation’s agricultural and rural infrastructure credit, we provide financial solutions to a broad spectrum of customers supporting rural America, including agricultural lenders, agribusinesses, and rural electric cooperatives. We are uniquely positioned to facilitate competitive access to financing that fuels growth, innovation, and prosperity in America’s rural and agricultural communities. Additional information about Farmer Mac is available on our website at www.farmermac.com.
CONTACT:     Jalpa Nazareth, Investor Relations
Lisa Meyer, Media Inquiries
(202) 872-7700
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